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                                                                     EXHIBIT 5.2


                        [LEWIS AND ROCA LLP LETTERHEAD]

--------------------------------------------------------------------------------

May 5, 2000


Tarragon Realty Investors, Inc.
3100 Monticello
Suite 200
Dallas TX 75205

         Re:      Registration Statement on Form S-8
                  Original Issuance of up to 718,779 shares of Common Stock, Par Value $.01 per share pursuant to the Amended and Restated Share Option and Incentive Plan

Ladies and Gentlemen:

         You have requested our opinion as special Nevada counsel for Tarragon Realty Investors, Inc., a Nevada corporation (the "Company") in connection with the preparation by the Company of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the 1933 Securities Act, as amended, concerning the offer and sale of up to an aggregate of 718,779 shares of the Company's common stock, par value $.01 (the "Shares") that may be issued from time to time pursuant to the Options or Awards granted under the Company's Amended and Restated Share Option and Incentive Plan (the "Plan"). Any opinions stated herein are expressly limited to our role as special Nevada counsel for the purposes of this transaction.

         In connection with this opinion letter, we have reviewed the following documents (the "Documents"):

          1. A draft of the Registration Statement of the Company anticipated to be filed with the U. S. Securities Exchange Commission on May 5, 2000;

          2. The Share Option and Incentive Plan as adopted by the Company on July 25, 1995 (the "Plan");



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          3.   Amendment No. 1 to the Plan dated July 25, 1997;

          4.   Amendment No. 2 to the Plan effective November 24, 1998;

          5.   Amendment No. 3 to the Plan effective May 1, 2000;

          6. Articles of Incorporation of the Company as filed with the Nevada Secretary of State dated April 2, 1997;

          7. Bylaws of the Company certified currently to be in full force and effect;

          8. Unanimous Written Consent of the Board of Directors of the Company in lieu of organizational meeting dated April 3, 1997;

          9. Minutes of the meeting of the Board of Directors of the Company dated June 21, 1995 authorizing the Plan:

          10. Minutes of the meeting of the Board of Directors of the Company dated December 15, 1997 authorizing Amendment No. 1 to the Plan;

          11. Minutes of the meeting of the Board of Directors of the Company dated November 24, 1998 authorizing Amendment No. 2 to the Plan:

          12. Minutes of the meeting of the Board of Directors of the Company dated May 1, 2000 authorizing the Registration Statement on Form S-8 and the transactions contemplated thereby;

          13.  Officer's Certificate of the Company dated May 4, 2000.

         In our examination, we have assumed that each Document will be duly completed (where blanks appear), duly executed and duly delivered, as may be required. We assume the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies. We assume the legal capacity of all natural persons who signed or who will sign Documents, or documents necessarily contemplated by the transactions related hereto. We assume that the Documents are the only material documents governing the transaction and the affairs of the Company in relation to the above-described transaction.

         We assume that any documents necessary to consummate the transactions contemplated by the Documents have been legally authorized by parties who have the power to do so, and have been properly executed and delivered by such parties. We further assume that the Documents are legal, valid, binding and enforceable obligations




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of any party other than the Company. We assume that the Documents have not been amended, modified, or rescinded in any manner whatsoever as of the date of this opinion letter. As to various question of fact, we have relied upon statements of the Company, various public officials and others. We have not independently verified any of the factual matters set forth in any certificate or other document provided to us in connection with this matter and upon which we may have relied.

         We assume that the Company will receive the full amount and type of consideration (as specified in the Plan, as amended, and each applicable Award or Option agreement) for each of the Shares or will have received that consideration based upon issuance of the Shares pursuant to the applicable Award or Option agreement, that such consideration will be in cash, personal property or services already performed, that such consideration will equal or exceed the par value per share of the Shares, that appropriate certificates evidencing the Shares will be properly executed upon each issuance and that each grant of an Award or Option pursuant to the Plan will be duly authorized.

         Based upon the foregoing, we are of the opinion that up to 718,779 Shares of the Company's common stock have been duly authorized and validly issued, and reserved for issuance in the manner contemplated by the Registration Statement and in accordance with the terms and conditions of the Plan and the relevant Award and Option provisions thereof, will be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

         We are admitted to the bar of the State of Nevada. In rendering our opinions stated above, we have relied upon the applicable laws of the State of Nevada as those laws presently exist, and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. We express no opinion as to the laws of any other jurisdiction, or of the interpretation of Nevada law by courts outside of the state of Nevada, or of the laws of the United States of America.

         The opinions expressed herein are effective as of the date hereof. We disclaim any responsibility to update this opinion at any time following the date hereof. No extensions of this opinion may be made by implication or otherwise. We express no opinion other than as expressly set forth herein. This opinion is solely for the benefit of the addressee and may be relied upon by Prager, Metzger & Kroemer PLLC with regard to the issuance of its opinion in this matter.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement and the Prospectus contained therein and otherwise distributed. By giving such consent, we do not admit hereby that we are an


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expert with respect to any part of the Registration Statement, including but not limited to this exhibit, within the meaning of "expert" as used in the Securities Act, as amended.

                                                Sincerely,


                                                /s/ Lewis & Roca LLP

                                                Lewis and Roca LLP